Shareholder Transaction Expenses:      Annual Fund Operating Expenses:
--------------------------------       ------------------------------

Maximum Sales Load          0.0%                                       %
                            ----                                     -----
                                       Management Fees               1.00%
Maximum Sales Load on Rein  0.0%       12b-1 Fees                    0.00%
                            ----         Other:
Deferred Sales Load         0.0%         Transfer Agent
                            ----           and Insurance             0.04%
                                         Registration                0.01%
Redemption Fee            $0.00          Postage                     0.01%
                          -----          Other Expenses              0.02%
                                                                     -----
Exchange Fee                N/A
                          -----        Total Fund Operating Expenses 1.08%
                                                                     -----
                                       Assumed Annual Return:        5.00%
                                       ---------------------         -----
Computation of Performance Quotations:
Total Return Formula = P(1 + T)n = Ending Redeemable Value of Investment

                                                  (T)
                                              Avg Annual
Initial Investment:          $1,000.00       Total Return
                             ---------       ------------

One Year (n):                   $1,302           30.2%
                                ------           -----
Three Year (n):                 $2,258           31.2%
                                ------           -----
Five Year (n):                  $2,447           19.6%
                                ------           -----
Seven Year (n):                 $3,754           20.8%
                                ------           -----
Ten Year (n):                   $5,059           17.6%
                                ------           -----
Since Inception (n):            $9,438           17.6%
                                ------           -----
                                                               12/31/97
                                                               02/29/84
Inception Date of the Fund: February 29, 1984     Years:  --->  13.85

        AMOUNT     SALES    BEGINNING     NET INV            ENDING        AVERAGE        ANNUAL       AGGREGATE
       INVESTED    LOAD      VALUE        INCOME             VALUE          VALUE        EXPENSES       EXPENSES
YEAR     (1)    (2)=(1)X0 (3)=(1)-(2)  (4)=(3)X(5%-1.08)%   (5)=(3)+(4)   (6)=(3)+(5)/2 (7)=(6)(1.08%)      (8)
----
 1    $1,000.00   $0.00    $1,000.00       $39.20          $1,039.20    $1,019.60         $11.01         $11.01

 2                         $1,039.20       $40.74          $1,079.94    $1,059.57         $11.44         $22.46

 3                         $1,079.94       $42.33          $1,122.27    $1,101.10         $11.89         $34.35

 4                         $1,122.27       $43.99          $1,166.26    $1,144.27         $12.36         $46.71

 5                         $1,166.26       $45.72          $1,211.98    $1,189.12         $12.84         $59.55

 6                         $1,211.98       $47.51          $1,259.49    $1,235.74         $13.35         $72.89

 7                         $1,259.49       $49.37          $1,308.86    $1,284.18         $13.87         $86.76

 8                         $1,308.86       $51.31          $1,360.17    $1,334.52         $14.41        $101.18

 9                         $1,360.17       $53.32          $1,413.49    $1,386.83         $14.98        $116.15

10                         $1,413.49       $55.41          $1,468.90    $1,441.19         $15.56        $131.72